UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2005

Bottomline Technologies (de), Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25259	02-0433294
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

325 Corporate Drive, Portsmouth, New Hampshire	03801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 436-0700

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Acquisition or Disposition of Assets.

Item 3.02. Unregistered Sales of Equity Securities.

On April 27, 2005, Bottomline Technologies Limited, an indirect wholly-owned subsidiary of Bottomline Technologies (de), Inc. (the “Registrant”), acquired all the outstanding share capital of HMSL Group Limited (“HMSL”), a private company with operations in the United Kingdom. The acquisition was completed pursuant to a Share Purchase Agreement for the sale and purchase of all the issued share capital of HMSL from the shareholders of HMSL. The consideration for the acquisition was £4,000,000 (approximately $7.6 million) and 184,956 shares of authorized but previously unissued shares of common stock, $0.001 par value per share, of the Registrant (the “Common Stock”). The market value of the Common Stock was approximately $2.1 million, as measured on the date of acquisition. The shares of Common Stock were offered and issued pursuant to Regulation D promulgated under the Securities Act of 1933, as amended, based in part upon representations of the HMSL shareholders in the Share Purchase Agreement.

Upon consummation of the transaction contemplated by the Share Purchase Agreement, HMSL became an indirect wholly-owned subsidiary of the Registrant. HMSL provides organizations with the ability to streamline financial processes by outsourcing the front-end of their accounts payable function.

To the knowledge of the Registrant, none of the Registrant, any affiliate, director, officer, or any associate of any director or officer of the Registrant had any material relationship with the shareholders of HMSL prior to the acquisition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOTTOMLINE TECHNOLOGIES (de), INC.

Date: May 3, 2005	By:	/s/ Kevin M. Donovan
Kevin M. Donovan Chief Financial Officer